FOR EXECUTION

25th September 2019

LOO HANSEL

as Vendor

and

SAPPHIRE UNIVERSE HOLDINGS LIMITED

as Purchaser

SHARE PURCHASE AGREEMENT
relating to the sale and purchase
of the entire issued share capital of
MAINT-KLEEN PTE. LTD.

TABLE OF CONTENTS

Page

This Agreement is dated the 25th day of September, 2019 and made

BETWEEN:

(1) **LOO HANSEL** (NRIC No. S7928955H) of 39 Kang Choo Bin Road, Singapore 548316 (the "**Vendor**"); and

(2) **SAPPHIRE UNIVERSE HOLDINGS LIMITED**, a company incorporated in the British Virgin Islands with company number 1970269 having its registered office address at 3rd Floor, J&C Building, P.O. Box 933, Road Town, Tortola, British Virgin Islands, VG1110 (the "**Purchaser**").

(The Vendor and the Purchaser are collectively referred to as the "**Parties**", each a "**Party**".)

WHEREAS:

A. The Vendor has agreed to sell, and the Purchaser has agreed to purchase, the entire issued share capital of the Company (as defined below) by way of sale and purchase of the Shares (as defined below) upon the terms and conditions of this Agreement.

B. Basic details of the Company (as defined below) are set out in Schedule 1.

NOW THEREFORE IN CONSIDERATION OF the mutual covenants contained herein, the Parties agree as follows:

1. INTERPRETATION

1.1 Definitions

In this Agreement, unless the context otherwise requires, the following words and expressions shall have the meanings ascribed to them below:

"**Abwin Hire Purchase Agreement**"	means the hire purchase agreement (Agreement No: ABW17/1121/118345) dated 21 November 2017 between Abwin Pte Ltd (as owner) and the Company (as hirer) in relation to motor vehicle no. GBD 7649M;
"**Accounts**"	means the audited financial statements of the Company for the accounting reference period ending on the Balance Sheet Date, in each case comprising a balance sheet as at the Balance Sheet Date and a profit and loss account and a cash flow statement for the financial year ended on that date including, in each case, the notes thereto and the auditors' and directors' reports thereon, as supplemented by the Management Accounts; and "**Previous Accounts**" has the meaning ascribed to it in paragraph 4.1(a) of Schedule 2;
"**Affiliate**"	means, in relation to a body corporate, a company or entity that directly or indirectly controls that body corporate and/or a company or entity which is directly or

indirectly controlled by that body corporate and/or a company or entity which is directly or indirectly controlled by a company or any entity which directly or indirectly controls that body corporate. A company or entity shall be deemed to be controlled by another company or entity if the other company or entity owns directly or indirectly such number of shares in that company or entity carrying more than fifty percent (50%) of any one or more of the voting rights, income on any distribution made by or assets on a winding-up of the former;

"Auditors"	mean the auditors of the Company from time to time;
"Balance Sheet Date"	means 31 December 2018;
"Business Agreements"	has the meaning ascribed to it in paragraph 9.3 of Schedule 2;
"Business Day"	means a day on which banks are open for ordinary banking business in Singapore (excluding Saturdays, Sundays and public holidays in such place);
"Company"	means Maint-Kleen Pte. Ltd., particulars of which are set out in Schedule 1;
"Companies Act"	means the Companies Act, Chapter 50 of Singapore;
"Completion"	means the completion of the sale and purchase of the Shares in accordance with Clause 4;
"Completion Date"	means the date set for Completion in accordance with Clause 4.1;
"Completion Notice"	has the meaning ascribed to it in Clause 4.1;
"Completion Payment"	means the sum of SGD3,600,000;
"Consideration"	has the meaning ascribed to it in Clause 3.1;
"DBS"	means DBS Bank Ltd.;
"DBS Mortgage Loan"	means the loan facility dated on or about 6 October 2015 between DBS (as lender) and the Company (as borrower) for the purchase of 18 Kaki Bukit Road 3, #04-19 Singapore 415978, read together with DBS's Standard

Terms and Conditions Governing Facilities and Transactions;

"Deferred Payments" means the First Deferred Payment, the Second Deferred Payment, the Third Deferred Payment and the Fourth Deferred Payment and **"Deferred Payment"** means any one of them;

"Determination Date" means the date of publication of the Earn-out Accounts under which the amount of the Deferred Payment for the relevant Earn-out Period is determined by the Auditors pursuant to Clause 3.8;

"Earn-out Periods" means the First Earn-out Period, the Second Earn-out Period, the Third Earn-out Period and the Fourth Earn-out Period and **"Earn-out Period"** means any one of them;

"Earn-out Accounts" means the management accounts to be prepared by the Company's accountants in respect of the First Earn-out Period, the Second Earn-out Period and the Third Earn-out Period or the audited accounts of the Company to be prepared by the Auditors in respect of the First Earn-out Period, the Second Earn-out Period, the Third Earn-out Period and the Fourth Earn-out Period in accordance with generally accepted accounting principles, standards and practices in Singapore, showing the Earn-out Profit for the relevant Earn-out Period;

"Earn-out Profit" means the net profit on ordinary activities after tax of the Company excluding any extraordinary items and capital gains or losses as set out in the Earn-out Accounts for the relevant Earn-out Period;

"Encumbrance" means any interest or equity of any person (including, without limitation, any right to acquire, option or right of pre-emption) and any charge, mortgage, security interest, pledge, lien (including retention of title claims), assignment, power of sale or hypothecation and any rental, hire purchase, creditor, conditional sale or other agreement for payment on deferred terms or any other third party right or encumbrance of any nature whatsoever (whether or not perfected), save for the Permitted Encumbrances, and the term **"encumber"** shall be construed accordingly;

"Escrow Account" means the escrow account designated and maintained by the Escrow Agent;

"Escrow Agent" means a third-party escrow agent jointly appointed by the Vendor and the Purchaser for the deposit, retention and

release of the Deferred Payments in the Escrow Account;

"Escrow Agreement"	means the escrow agreement to be entered into by the Vendor, the Purchaser and the Escrow Agent within three (3) months after the Completion Date;
"First Deferred Payment"	means the part of the Consideration to be paid by the Purchaser to the Vendor in such amount as determined pursuant to Clause 3.2, being equivalent to the amount of SGD300,000;
"First Earn-out Period"	means the period of six (6) complete calendar months commencing from the first calendar day of the month in which the Completion Date falls and ending on the last calendar day of the sixth month;
"Fourth Deferred Payment"	means the part of the Consideration to be paid by the Purchaser to the Vendor in such amount as determined pursuant to Clause 3.5, being equivalent to the amount of SGD300,000;
"Fourth Earn-out Period"	means the period of six (6) complete calendar months commencing from the first day following the expiry of the Third Earn-out Period and ending on the last calendar day of the sixth month;
"Hong Kong"	means the Hong Kong Special Administrative Region of the PRC;
"Identified Litigation Cases"	means: (a) claim by Nancy Tay against Heartland Retail Holdings Pte. Ltd. (in liquidation – members' voluntary winding-up) and the Company in case no. DC/DC 2452/2018 on or about 28 August 2018 for personal injury, amongst other things, arising out of negligence; (b) claim by Grab Rentals Pte. Ltd. against the Company in case no. MC/MC 19156/2018 on or about 29 November 2018 for negligence (motor accidents without injury/death); (c) claim by Zhao Hua Ping against the Company (and HM205 Pte. Ltd.) in DC/DC 967/2018 on or about 3 April 2018 for personal injury arising out of negligence; and (d) claim by Selvamari D/O Vanathyah against Marsiling Yew Tee Town Council and the Company in case no. MC/MC 11269/2019 on or about 2 August 2019 for negligence (others – with injury, damages to be assessed).

"Indebtedness"	means, in respect of any person, any obligation (whether present or future, actual or contingent and whether as principal or surety) for the payment or repayment of money (whether in respect of interest, principal or otherwise) incurred in respect of monies borrowed or raised; any bond, note, loan stock, debenture or similar instrument; any acceptance credit, bill discounting, note to purchase, factoring or documentary credit; any finance lease, bond, letter of credit or other instrument issued in connection with the performance of any contract; any interest rate or currency swap agreement or any other hedging or derivative instrument or agreement; any indemnity or similar insurance against financial loss in respect of the obligation of any other person falling within any of the foregoing;
"IP Licences"	has the meaning ascribed to it in paragraph 14.2 of Schedule 2;
"IT Contracts"	has the meaning ascribed to it in paragraph 14.5 of Schedule 2;
"IT System"	has the meaning ascribed to it in paragraph 14.5 of Schedule 2;
"Licences"	has the meaning ascribed to it in paragraph 3.5 of Schedule 2;
"Management Accounts"	the unaudited management accounts relating to the Company for the period up to 31 August 2019;
"Mercedez Hire Purchase Agreement"	means the hire purchase agreement (Agreement No: HP155889) dated 6 October 2017 between Mercedes-Benz Financial Services Singapore Ltd (as owner) and the Company (as hirer) in relation to motor vehicle no. SKM79A;
"Material Adverse Change"	means any change, event, or series of changes or events, beyond the control of the Purchaser (including, without limitation, acts of government, fire, explosion, flooding, accident, civil commotion, acts of war, acts of God, acts of terrorism, outbreaks of diseases or epidemics) which in the reasonable opinion of the Purchaser has or may have a material adverse effect on the business or financial conditions or prospects of the Company;
"Notice"	has the meaning ascribed to it in Clause 9.10;
"Permitted Encumbrances"	means the charges registered against the Company, being: (a) the charge registered on or about 17 December 2010

in favour of UOB (as chargee) in relation to a deed of debenture dated 17 December 2010 assigning by way of security all debts not sold to UOB and the contracts of sale relating thereto to UOB;

(b) the mortgage charge registered on or about 17 November 2015 in favour of DBS (as chargee) in respect of the DBS Mortgage Loan and mortgage over the 18 Kaki Bukit Road 3 #04-19 Singapore 415978; and

(c) the charge registered on or about 10 October 2018 in favour of UOB (as chargee) over the Company's book debts;

"Permitted Hire Purchase Vehicles" means the vehicles on hire purchase arrangements under the following:

(a) the UOB Hire Purchase Agreements;

(b) the Abwin Hire Purchase Agreement; and

(c) the Mercedez Hire Purchase Agreement;

"Permitted Indebtedness" means:

(a) the DBS Mortgage Loan;

(b) the UOB Banking Facilities;

(c) the UOB Factoring Facilities;

(d) the UOB Hire Purchase Agreements;

(e) the Abwin Hire Purchase Agreement; and

(f) the Mercedez Hire Purchase Agreement;

"Premises" has the meaning ascribed to it in paragraph 13 of Schedule 2;

"Proceedings" has the meaning ascribed to it in paragraph 7.1 of Schedule 2;

"Purchaser" has the meaning ascribed to it above;

"Purchaser's Lawyers" means Sabara Law LLC;

"Relevant Date" has the meaning ascribed to it in paragraph 4.1(c) of Schedule 2;

"Second Deferred Payment"	means the part of the Consideration to be paid by the Purchaser to the Vendor in such amount as determined pursuant to Clause 3.3, being equivalent to the amount of SGD300,000;
"Second Earn-out Period"	means the period of six (6) complete calendar months commencing from the first day following the expiry of the First Earn-out Period and ending on the last calendar day of the sixth month;
"Security Deposit"	means the refundable deposit in the amount of SGD48,000 paid by one of the Purchaser's subsidiaries to the Vendor prior to the date of this Agreement;
"SGD"	means the lawful currency of Singapore;
"Shares"	means 1,000,000 ordinary Shares of SGD1.00 par value each, being the entire issued share capital of the Company, and **"Share"** means any one of such Shares;
"Singapore"	means the Republic of Singapore;
"Singapore Employment Laws"	means the Employment Act (Chapter 91 of Singapore), the Employment of Foreign Manpower Act (Chapter 91A of Singapore), the Workplace Safety and Health Act (Chapter 354A of Singapore), the Work Injury Compensation Act (Chapter 354 of Singapore), and all other applicable employment laws and regulations of Singapore relating to the Company's business;
"Target Net Profit"	means the target net profit after tax of the Company being SGD500,000 for each Earn-out Period;
"Taxation"	means liability to any form of taxation (including, taxes, withholding taxes, duties, imposts, levies, rates or any other amounts payable to any revenue, customs or similar authorities in any part of the world) whenever and wherever created and including an amount equal to any deprivation of any relief from taxation and all costs, interest, penalties, charges and expenses incurred in connection with such taxation of failure to pay such taxation;
"Term Sheet"	means the term sheet dated 17 May 2019 entered into between the Purchaser and the Vendor;
"Third Deferred Payment"	means the part of the Consideration to be paid by the Purchaser to the Vendor in such amount as determined pursuant to Clause 3.4, being equivalent to the amount of SGD300,000;

"Third Earn-out Period" means the period of six (6) complete calendar months commencing from the first day following the expiry of the Second Earn-out Period and ending on the last calendar day of the sixth month;

"UOB" means United Overseas Bank Limited;

"UOB Banking Facilities" means the banking facilities letter dated 25 July 2018 from UOB to the Company in relation to a line of credit of S$200,000, read with Standard Terms and Conditions Governing Banking Facilities;

"UOB Factoring Facilities" means the factoring facilities letter dated 14 September 2012 from UOB to the Company in relation to revised uFactor (Domestic – With Recourse/Notified) of S$700,000 and existing uFactor 2 (Domestic – With Recourse/Non-notified) of S$300,000, read with:

(a) the Standard Terms and Conditions Governing uFactor; and

(b) the letter dated 24 July 2017 from UOB to the Company in relation to revision to the uFactor (Domestic – With Recourse/Notified) facility;

"UOB Hire Purchase Agreements" means:

(a) the hire purchase agreement (Agreement No: 6018497767) dated 27 September 2016 between UOB (as owner) and the Company in relation to motor vehicle no. GT3535R;

(b) the hire purchase agreement (Agreement No: 6018849256) dated 29 August 2017 between UOB (as owner) and the Company in relation to motor vehicle no. SFL79P; and

(c) the hire purchase agreement (Agreement No: 4018272827) dated 18 October 2018 between UOB (as owner) and the Company in relation to motor vehicle no. GBH8221K,

each read with the Standard Terms and Conditions for Hire Purchase Agreements made by UOB (as owner);

"Vendor" has the meaning ascribed to it above; and

"Warranties" means the warranties and representations made by the Vendor and set out in Schedule 2 and any other warranties or representations made by the Vendor in this Agreement and "**Warranty**" means any one of them.

1.2 **Construction of certain references**

In this Agreement where the context admits:

1.2.1 any reference to the singular shall include the plural and vice-versa and any references to the masculine, the feminine and the neuter shall include each other;

1.2.2 any references to a "**company**" shall include a body corporate;

1.2.3 where any statement is to the effect that the Vendor is not aware of a matter or circumstance or a statement is qualified by the expression "**so far as the Vendor is aware**" or "**to the best of the Vendor's knowledge and belief**" or any similar or like expression, that statement shall be deemed to include a further statement that the original statement was made after due and careful enquiry;

1.2.4 headings to clauses, parts and paragraphs of hereof and of schedules or attachments hereto are for convenience only and do not affect the interpretation of this Agreement;

1.2.5 references herein to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their applications are modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification); and

1.2.6 any reference to a part includes all of its permitted successors and assigns.

2. AGREEMENT TO SELL THE SHARES

2.1 Subject to the terms of this Agreement, the Vendor shall sell or procure to be sold the Shares with full title guarantee, and the Purchaser or its nominee, relying on (amongst other things) the several representations, warranties and undertakings contained in this Agreement, shall purchase the Shares free from all Encumbrances and together with all rights and advantages now and hereafter attaching thereto including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made on or after the Completion Date.

2.2 As the sole shareholder and sole director of the Company, the Vendor hereby waives and agrees to procure the waiver of any restrictions on transfer (including pre-emption rights) which may exist in relation to the Shares, and hereby ratifies all previous issuances or transfers of Shares with may have required waiver of pre-emption rights by any shareholder of the Company, whether under the articles of association of the Company or otherwise.

2.3 The Purchaser or its nominee shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

3. CONSIDERATION

3.1 Subject to the conditions set out in Clause 4.1 being satisfied, the purchase price for the Shares (the "**Consideration**") shall be the sum of the Completion Payment and the Deferred Payments. The Consideration shall be paid by the Purchaser as follows:

(a) by applying the Security Deposit in full to set off against part of the Completion Payment to be paid by the Purchaser on the Completion Date;

(b) by the payment of the remainder of the Completion Payment (after deduction of the Security Deposit) to the Vendor by telegraphic transfer depositing into the Vendor's designated bank account (or such other payment methods as may be agreed between the Parties in written form) on the Completion Date;

(c) subject to Clause 3.2 and the Completion Payment being paid in accordance with this Clause, by the payment of the First Deferred Payment to the Vendor by telegraphic transfer from the Escrow Account to the Vendor's designated bank account (or such other payment methods as may be agreed between the Parties in written form) within ten (10) Business Days upon the Determination Date applicable to the First Deferred Payment;

(d) subject to Clause 3.3 and the Completion Payment being paid in accordance with this Clause, by the payment of the Second Deferred Payment to the Vendor by telegraphic transfer from the Escrow Account to the Vendor's designated bank account (or such other payment methods as may be agreed between the Parties in written form) within ten (10) Business Days upon the Determination Date applicable to the Second Deferred Payment;

(e) subject to Clause 3.4 and the Completion Payment being paid in accordance with this Clause, by the payment of the Third Deferred Payment to the Vendor by telegraphic transfer from the Escrow Account to the Vendor's designated bank account (or such other payment methods as may be agreed between the Parties in written form) within ten (10) Business Days upon the Determination Date applicable to the Third Deferred Payment; and

(f) subject to Clause 3.5 and the Completion Payment being paid in accordance with this Clause, by the payment of the Fourth Deferred Payment to the Vendor by telegraphic transfer from the Escrow Account to the Vendor's designated bank account (or such other payment methods as may be agreed between the Parties in written form)

within ten (10) Business Days upon the Determination Date applicable to the Fourth Deferred Payment.

3.2 Subject to Clauses 3.7 and 3.9, the First Deferred Payment shall only be payable to the Vendor if the Earn-out Profit for the First Earn-out Period is equal to or exceeds the Target Net Profit for that period.

3.3 Subject to Clauses 3.7 and 3.9, the Second Deferred Payment shall only be payable to the Vendor if the Earn-out Profit for the Second Earn-out Period is equal to or exceeds the Target Net Profit for that period.

3.4 Subject to Clauses 3.7 and 3.9, the Third Deferred Payment shall only be payable to the Vendor if the Earn-out Profit for the Third Earn-out Period is equal to or exceeds the Target Net Profit for that period.

3.5 Subject to Clauses 3.7 to 3.9, the Fourth Deferred Payment shall only be payable to the Vendor if the Earn-out Profit for the Fourth Earn-out Period is equal to or exceeds the Target Net Profit for that period save that if the Earn-out Profits for all the Earn-out Periods in aggregate are equal to or exceed SGD2,000,000 being the aggregated Target Net Profits for all relevant periods, then the Fourth Deferred Payment together with any other Deferred Payment(s) that was/were not required to be paid in the previous Earn-out Period(s) shall be payable to the Vendor within ten (10) Business Days upon the Determination Date applicable to the Fourth Deferred Payment.

3.6 The Purchaser shall enter into the Escrow Agreement with the Vendor and the Escrow Agent and deposit a sum equivalent to the total amounts of the Deferred Payments in the Escrow Account within three (3) months after the Completion Date, which shall be held in escrow by the Escrow Agent and released only in accordance with the provisions of this Clause 3 and the terms and conditions of the Escrow Agreement.

3.7 The maximum aggregate amount of the Deferred Payments which may be paid to the Vendor pursuant to Clauses 3.2, 3.3, 3.4 and 3.5 shall be the sum of SGD1,200,000 and no Deferred Payment shall be payable to the Vendor in excess of that sum.

3.8 In the case of the First Earn-out Period, the Second Earn-out Period and the Third Earn-out Period, the Purchaser and the Vendor shall procure the accountants of the Company to determine the Earn-out Accounts and the amount of the relevant Earn-out Profit within sixty (60) Business Days after the end of the relevant Earn-out Period. In the case of the Fourth Earn-out Period, the Purchaser and the Vendor shall procure the Auditors to prepare the Earn-out Accounts within sixty (60) Business Days after the end of the Fourth Earn-out Period to confirm and verify the amounts of the Earn-out Profits of all the Earn-out Periods based on the audited accounts of the Company. Without prejudice to Clause 3.9, if the Auditors determine that any Deferred Payment which was paid to the Vendor should not have been paid, the Fourth Deferred Payment, if payable, shall be set off against any of such overpaid Deferred Payments, and any part of such overpaid Deferred Payment which

has not been set off shall constitute a debt due to the Purchaser and shall be repayable by the Vendor forthwith.

3.9 In addition to the withholding and set-off in Clause 3.8, any payment made by the Vendor in respect of any claim under or pursuant to this Agreement shall be deemed to constitute a reduction in the Consideration paid by the Purchaser for the Shares. If any amount due to the Purchaser is not duly paid by the Vendor, the Purchaser shall be entitled to deduct the same from any of the Deferred Payments and if the above outstanding Deferred Payments are insufficient to satisfy any payment due to the Purchaser, such unsatisfied amount shall constitute a debt due to the Purchaser and shall be repayable by the Vendor forthwith. For the avoidance of doubt, such reduction shall not prejudice, limit or otherwise affect any right, including to make any claim, or remedy, the Purchaser may have from time to time against the Vendor either under this Agreement or under any of the documents executed pursuant to this Agreement.

3.10 The amount of any sums payable pursuant to this Clause shall bear interest at the rate of 10% per annum (accrued daily and compounded monthly) for the period from the due date up to the date of actual payment.

4. COMPLETION

4.1 Completion shall take place at the offices of the Purchaser's Lawyers within five (5) Business Days after the following conditions having been satisfied (or otherwise waived by the Purchaser in writing) or at such other place and time as otherwise agreed between the Parties in writing (the "**Completion Date**"):

4.1.1 the Vendor having performed all of the covenants and agreements required to be performed by him under this Agreement;

4.1.2 the Warranties remaining true and correct with respect to facts and circumstances;

4.1.3 the Purchaser conducting, and being satisfied with the results of, financial, legal and commercial investigations into the Company and its assets and liabilities;

4.1.4 the Company providing, or procuring the provision of, all information required by the Purchaser to complete the investigations required, and all information provided being accurate and not misleading;

4.1.5 the Purchaser obtaining the necessary approvals from its management board and supervisory board, and if necessary, the shareholders in respect of the purchase of the Shares and all matters contemplated herein;

4.1.6 any third party, regulatory or tax consents or approvals required for the purpose of the transaction contemplated herein being

received on terms satisfactory to the Purchaser and such consents remaining in full force and effect;

4.1.7 the Company having obtained the written consent of UOB to the proposed transfer of the Shares from the Vendor to the Purchaser, with respect to (a) the UOB Banking Facilities; (b) the UOB Factoring Facilities; and (c) the UOB Hire Purchase Agreements;

4.1.8 the Company having obtained the written consent of DBS to the proposed transfer of the Shares from the Vendor to the Purchaser, with respect to the DBS Mortgage Loan;

4.1.9 the Company having obtained from DBS an express waiver of breach of the DBS Mortgage Loan arising out of or in relation to (a) the Identified Litigation Cases; and (b) the distribution of dividends by the Company since the entering into of the DBS Mortgage Loan by the Company;

4.1.10 a certificate (on terms satisfactory to the Purchaser, including waiver of any claim that the Vendor may have against the Company) signed by the Vendor, that each of the conditions set forth in Clauses 4.1.1, 4.1.2, 4.1.4, 4.1.6, 4.1.7, 4.1.8 and 4.1.9 have been satisfied; and

4.1.11 the Purchaser having successfully drawn down a loan in the amount of not less than SGD3,600,000 from HSBC Bank (Singapore) Limited to finance the transactions contemplated under this Agreement.

Upon satisfaction or waiver of such conditions, the Purchaser shall provide to the Vendor written notice (a "**Completion Notice**") setting forth a scheduled Completion Date.

4.2 The Parties will use reasonable commercial endeavours to satisfy the above conditions by 30 September 2019 (or by such other date as otherwise mutually agreed between the Parties in writing) and, if not so satisfied or waived by that date, the Purchaser may at any time after such date by written notice to the Vendor elect to terminate this Agreement without liability on the part of the Purchaser.

4.3 On Completion, the Vendor shall deliver or procure the delivery to the Purchaser of:

4.3.1 duly executed instrument of transfer in favour of the Purchaser (or its nominee) and/or such other persons as it shall direct of all of the Shares together with the share certificate(s) representing the Shares and such waivers and consents and such other documents as the Purchaser may reasonably require to enable the Purchaser or its nominee(s) to be registered as the holder of the Shares;

4.3.2 the certificates of incorporation, common seals, company chops, minute books, statutory registers, share certificate books, business registration certificates and articles of association of the Company;

4.3.3 a certified copy of the duly signed board minutes of the Company referred to in Clause 4.4 (certified by a director of the Company);

4.3.4 all bank statements in respect of each bank account of the Company as at the close of business on the last Business Day prior to Completion; and

4.3.5 all other documents relating to the Company which are in the possession of or under the control of the Vendor.

4.4 The Vendor shall procure that, on or before the Completion Date, a board meeting of the Company is held at which it is resolved that:

4.4.1 each of Mr. Wong Chee Kwok and Ms. Lee Kit Yu is appointed as a director of the Company;

4.4.2 the transfers of Shares from the Vendor to the Purchaser are approved for registration; and

4.4.3 the bank mandate of the Company is revised in such manner as the Purchaser may require.

4.5 On the Completion Date, and subject to compliance by the Vendor with the foregoing provisions of this Clause 4, the Purchaser shall satisfy the Consideration in the manner specified in Clause 3.1.

4.6 If the Vendor fails to fully comply with any of his obligations under Clauses 4.3 and 4.4 on the Completion Date, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) by written notice to the Vendor:

4.6.1 to proceed to Completion so far as practicable without limiting its rights under this Agreement; or

4.6.2 to defer Completion to a new date, in which case the provisions of this Clause 4.6 shall apply to Completion as so deferred; or

4.6.3 to elect to terminate this Agreement without liability on the part of the Purchaser.

If the Purchaser terminates this Agreement in accordance with Clause 4.2 or Clause 4.6.3 or on the ground that the Vendor is in material breach of any of the provisions of this Agreement, subject to Clause 9.7 and without limiting the Purchaser's right to claim damages, the Vendor shall (i) return the full amount of the Security Deposit to the Purchaser within three (3) Business Days; and (ii) reimburse to the Purchaser an amount up to SGD100,000 for

recovering the due diligence costs subject to proof of actual disbursement. All obligations of the Purchaser and the Vendor under this Agreement shall, except where otherwise expressly stated, cease; provided that any termination on the ground of material breach by the Vendor shall not affect any accrued rights and obligations of the Parties as at the date of termination.

4.7 Notwithstanding the aforesaid, if at any time prior to Completion there shall develop, occur or come into effect any Material Adverse Change, then and in any such case, the Purchaser may by notice in writing to the Vendor elect to rescind this Agreement without liability on the part of the Purchaser and the Vendor shall return the full amount of the Security Deposit to the Purchaser within three (3) Business Days.

5. WARRANTIES AND VENDOR'S LIABILITY

5.1 The Vendor warrants, represents and undertakes to the Purchaser that each of the Warranties is true and accurate in all respects and not misleading in any respect as of the date hereof, and each of the Warranties shall continue to be true and correct as at Completion with respect to facts and circumstances then existing.

5.2 The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties. The Warranties shall be separate and independent and shall not be limited by reference to or inference from any other Warranty.

5.3 The Vendor undertakes to promptly notify the Purchaser in writing of any matter or thing of which he becomes aware which is or may be a breach of or inconsistent with any of the Warranties before Completion.

5.4 The Vendor hereby waives any and all claims which he might otherwise have against the Company in respect of the completeness or accuracy of any information supplied, or of any failure to supply information, by or on behalf of the Company or any director or employee thereof to the Purchaser, the Vendor or any of their advisers in connection with this Agreement or otherwise.

5.5 If there is a breach of any of the Warranties or other obligations of the Vendor under this Agreement, then, in respect of each such breach and without prejudice to the rights of the Purchaser to claim damages on any basis available to it or to any other right or remedy available to the Purchaser, the Vendor covenants to indemnify the Purchaser, on demand an amount equal to the aggregate of:

(a) any cost of correcting or restoring the subject matter to the warranted or covenanted state or condition;

(b) any difference in value between, on the one hand, the actual value of the subject matter of any Warranty on Completion and on the other hand, the value it would have had if the relevant Warranty were true and accurate or had otherwise been complied with;

(c) any consequential loss suffered by the Purchaser in connection with such breach;

(d) any internal costs incurred by the Purchaser in connection with such breach; and

(e) all solicitors, accountants and other adviser's costs, including legal or other costs affiliated with the enforcement or realization of this indemnity.

5.6 Without limiting the rights of the Purchaser under other provisions of this Clause 5 or otherwise, the Vendor shall indemnify and keep indemnified fully the Purchaser against any loss, damage, cost or expense suffered or incurred by the Purchaser and/or the Company arising directly or indirectly from:

(a) the Identified Litigation Cases;

(b) any breach of the DBS Mortgage Loan arising from the Company's failure to notify, and obtain the waiver of breach from, DBS in respect of the Identified Litigation Cases, and the distribution of dividends by the Company since its entering into of the DBS Mortgage Loan;

(c) any failure by the Company to notify DBS in respect of its vehicle no. SKM79A that may be kept at 18 Kaki Bukit Road 3, #04-19 Singapore 415978, and that the vehicle is not subject to the DBS mortgage over the property, as may be required under the Mercedez Hire Purchase Agreement;

(d) any fine or penalty that may be imposed by Singapore regulatory authorities (including the Ministry of Manpower) in connection with the contravention of any Singapore Employment Laws by the Company;

(e) any fine or penalty that may be imposed by the Singapore Accounting and Corporate Regulatory Authority in relation to any error in the statutory records, filings or registers of the Company or non-compliance with the Companies Act (including a failure to maintain its register of registrable controllers, and if applicable, its register of nominee directors);

(f) any fine or penalty that may be imposed by the Personal Data Protection Commission in relation to failure by the Company to appoint a data protection officer; and

(g) any defect (howsoever arising) in the title of any of the Shares.

5.7 The Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at Completion shall be in full force and shall not be affected by Completion, or by any other event or matter whatsoever, except by a specific and duly authorized written waiver or release by the Purchaser.

5.8 No claim by the Purchaser shall be prejudiced, nor shall the amount of any claim by the Purchaser be reduced, in consequence of any information relating to the Company (other than information contained in this Agreement) which may have at any time come to the knowledge of the Purchaser or any investigation made by it and it shall not be a defence to any claim against the Vendor that the Purchaser knew or ought to have known or had constructive knowledge of any information relating to the circumstances giving rise to the claim.

5.9 If any amount payable to the Purchaser pursuant to this Clause 5 or in respect of any other matter in relation to which the Vendor is obliged to make payment to the Purchaser under the terms of this Agreement is subject to Taxation, the amount payable shall be increased by such amount as to ensure that after deduction of the taxation concerned or the payment of the relevant taxation by the Purchaser the net amount received by the Purchaser will equal the full sum which would have been received had the payment not been subject to Taxation.

6. FURTHER ACTIONS

6.1 The Vendor undertakes that prior to Completion the business of the Company shall be operated in a normal and usual basis and in the ordinary course of day-to-day operations. The Company shall not, prior to Completion, without the prior written consent of the Purchaser:

(a) issue or agree to issue any share or loan capital or grant or agree to grant or redeem any option or amend the terms of any existing option over or right to acquire or subscribe any of its share or loan capital;

(b) declare, pay or make any dividends or other distributions;

(c) increase the aggregate borrowings of the Company to more than SGD10,000 or borrow or raise any money other than on normal commercial terms in the ordinary course of its business;

(d) enter into any contract or undertake any actual or contingent liability with a value in excess of SGD10,000;

(e) terminate any agreement, arrangement or understanding or waive any right with a value in excess of SGD10,000;

(f) create or permit to arise any mortgage, charge, lien, pledge, other form of security or encumbrance of equity of whatsoever nature, whether similar to the foregoing or not on or in respect of any part of its undertaking, property or assets other than liens arising by operation of law in amounts which are not material;

(g) give any guarantee, indemnity, surety or security;

(h) appoint any new directors;

(i) dispose of any of its properties or assets;

(j) dispose of the ownership, possession, custody or control of any corporate or other books or records of material importance;

(k) compromise, settle, release, discharge or compound any material civil, criminal, arbitration or other proceedings or any material liability, claim, action, demand or dispute or waive any right in relation to any of the foregoing; or

(l) release, compromise or write off any material amount recorded in the books of account of the Company as owing by any debtors of the Company.

6.2 Unless otherwise instructed by the Purchaser, the Vendor shall use his best endeavours to procure each of the employees of the Company to continue to be employed by the Company.

6.3 Unless otherwise approved by the Purchaser in writing and subject to Clause 6.5, the Vendor will not, and will procure that his Affiliates will not, either on his own behalf or as agent or any person and either directly or indirectly:

(a) at any time after the date of this Agreement do or say anything which may be harmful to the reputation of the Company or which may lead any person to reduce their level of business with the Company or seek to improve their terms of trade with the Company;

(b) at any time after Completion, make use of or disclose to any person any information or rights of or relating to or used by the Company or the Purchaser or any of their Affiliates at any time (including, without limitation, information about customers and the intellectual property rights of the Company) or use or do anything which is intended or is likely to be confused with, any of the intellectual property rights of or relating to or used by the Company or the Purchaser or any of their Affiliates. This undertaking shall not apply to the extent that any disclosure is required by law or any stock exchange or other regulatory body, or to the extent any information becomes available in the public domain (other than through breach of this undertaking);

(c) for a period of two (2) years form the Completion Date, carry on, be engaged, concerned or interested in or in any way assist in Singapore in any business similar to or which competes (either directly or indirectly) with any business carried on by the Company or the Purchaser at any time during the three (3) years preceding the date of this Agreement, including, without limitation, the cleaning business (the "**Company Business**");

(d) for a period of two (2) years form the Completion Date, in competition with any Company Business, canvass or solicit or accept orders from or do business (otherwise than in the capacity of an officer of the Company

or the Purchaser) with any person with whom the Company or the Purchaser has done business in Singapore during the three (3) years preceding the date of this Agreement, or otherwise induce or endeavour to induce any such person to cease being a customer of the Company or the Purchaser;

(e) for a period of two (2) years form the Completion Date, solicit, entice, employ, seek to employ, conclude any contract for services with, offer or procure or facilitate the making of any such offer by any other person, any person who was an officer or employed by the Company at any time during the three (3) years prior to the Completion Date;

(f) for a period of two (2) years form the Completion Date, deal with, seek or solicit any person who was a client or customer of the Company for the purposes of providing that client or customer with goods or services of a type supplied by the Company which it provided to such client or customer at any time during the three (3) years prior to the Completion Date; and/or

(g) for a period of two (2) years form the Completion Date, entice or solicit any person who was a supplier of the Company at any time during the three (3) years prior to the Completion Date, if such solicitation causes or would cause disruption to or the cessation of the supplier's supply of those goods or services to the Company.

6.4 The Vendor acknowledges that the value of the Company upon which the Consideration has been set and accepted by the Purchaser is dependent upon the Vendor giving the undertakings contained in Clause 6.3 and that such undertakings are reasonable and have been given for the protection of the Purchaser in respect of the goodwill of the business of the Company.

6.5 While the restrictions contained in this Clause 6 are considered by the Parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if any such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company and the Purchaser but would be valid if part of the wording thereof were deleted or the periods (if any) thereof were reduced the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

7. VENDOR'S OBLIGATIONS POST-COMPLETION

7.1 Following Completion, the Vendor shall, as soon as possible and in any event no later than the prescribed period(s) set out herein, make or procure that the Company makes the following notifications:

7.1.1 immediately upon Completion, the Vendor shall, or shall procure the Company to, notify the Singapore Building and Construction Authority of the transfer of the Shares from the Vendor to the

Purchaser, in relation to the Company's Certificate of Registration for the Maintenance Workhead (MW02);

7.1.2 no later than fourteen (14) days after the Completion Date, the Vendor shall, or shall procure the Company to, notify the Singapore National Environment Agency of the transfer of the Shares from the Vendor to the Purchaser, in relation to the Company's (a) Cleaning Business Licence; (b) Certificate of Award under the Clean Mark Accreditation Scheme; and (c) General Waste Collector (Class A) Licence;

7.1.3 no later than thirty (30) days after the Completion Date, the Vendor shall, or shall procure the Company to, notify EQA IMS Certification Pte Ltd of the transfer of the Shares from the Vendor to the Purchaser, in relation to the Company's (a) SS 506:Part 1 / OHSAS 18001 (Occupational Health and Safety) Certificate; and (b) ISO 9001:2015 (Quality Management System) Certificate; and

7.1.4 within three (3) months after the Completion Date, the Vendor shall enter into the Escrow Agreement with the Purchaser and the Escrow Agent.

7.2 In the event the Vendor fails or fails to procure the Company to make the notifications within the prescribed period(s) as set out in Clause 7.1, Clause 5.5 of this Agreement shall apply.

8. TAXES

8.1 The Vendor shall indemnify and keep indemnified fully the Purchaser against any Taxation to which the Company may be liable which are accruing or payable as a result of any event occurring prior to the Completion Date (excluding any retrospective ruling of any tax authority issued after the Completion Date which relates to the state of affairs before the Completion Date pursuant to a change in applicable laws which change is announced or made public after the Completion Date), including without limitation any Taxation being payable in connection with the Vendor's acquisition of their Shares from the previous shareholders, to the extent that provision or reserve is not specifically made for such Taxation in the Accounts.

9. OTHER PROVISIONS

9.1 No failure to exercise, and no delay in exercising, on the part of the Purchaser any right or remedy under this Agreement shall operate as a waiver of such right or remedy nor shall any single or partial exercise of any right or remedy preclude the exercise of any other right or remedy.

9.2 No announcement or circular concerning the existence of this Agreement or the sale of the Shares or other terms of the transaction contemplated by this Agreement shall be made or issued by or on behalf of the Vendor or the

Purchaser without the prior written approval of the Vendor and the Purchaser (such approval not to be unreasonably withheld or delayed); provided, however, that this restriction shall not apply to any announcement or circular required by law or any regulatory body or the rules of any relevant stock exchange but the Party with an obligation to make an announcement or issue a circular shall consult with the other Party insofar as is reasonably practicable before complying with such an obligation. The provisions of this Clause 9.2 shall survive Completion or, if the purchase and sale is not consummated, any termination of this Agreement.

9.3 Each Party undertakes that he/it shall not at any time disclose to any person any confidential information, including but not limited to the fact that discussions and negotiations have taken place between the Vendor and the Purchaser, and the status of those discussions and negotiations, the existence and terms of the transaction contemplated hereunder and the existence and terms of this Agreement but excluding any information that enters into public domain without any fault or breach of this Clause by any Party, except that each Party may disclose such confidential information (i) to its employees or advisers who need to know such information for the purposes of the evaluation of the transaction contemplated hereunder and the negotiation of this Agreement; (ii) as may be required by law; or (iii) to a court of competent jurisdiction or any governmental or regulatory authority. The provisions of this Clause shall survive Completion or, if the purchase and sale is not consummated, any termination of this Agreement.

9.4 The Parties agree that the benefit of every provision in this Agreement given to the Purchaser is given to the Purchaser for itself and its successors in title and assigns and the Purchaser may at any time, without the consent of the Vendor, assign all or any part of the benefit of, or its rights and benefits under this Agreement, to its successor in title, any purchaser from the Purchaser, to any Affiliate of the Purchaser or any other person. Notwithstanding the Contracts (Rights of Third Parties) Ordinance, Chapter 623 of the Laws of Hong Kong, and/or any comparable law in any jurisdiction, this Agreement shall not create or given any rights to or purport to confer any benefits on any third parties whatsoever. The application of the Contracts (Rights of Third Parties) Ordinance and/or any comparable law in any jurisdiction giving to or conferring on third parties the right to enforce any term of this Agreement is expressly excluded and no term of this Agreement is, or is intended to be, enforceable by any person not being a party to it.

9.5 This Agreement contains the entire agreement between the Parties relating to the subject matter hereof and supersedes any prior agreement relating to the same subject matter, including the Term Sheet. No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties to this Agreement.

9.6 At any time after the date of this Agreement, the Vendor (at his own cost) shall, and shall use his best endeavours to procure that any necessary third party shall, execute such deeds and documents and do such acts and things as the Purchaser may reasonably require for giving full effect to this Agreement

and securing to the Purchaser the full benefit of all the provisions of this Agreement.

9.7 Each Party shall pay his/its own costs incurred in connection with this Agreement (including without limitation the preparation and negotiation of this Agreement and any documents contemplated by them).

9.8 Subject to Clause 8, the Parties agree to bear their respective Taxation liabilities required for the completion of the transaction contemplated hereunder in accordance with relevant laws.

9.9 Except expressly provided in this Agreement, a person who is not a Party shall not have any rights to enforce or to enjoy any term of this Agreement. Notwithstanding any term of this Agreement, the rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.

9.10 Any notice, claim or demand in connection with this Agreement shall be in writing in English (a "**Notice**") and shall be sufficiently given or served if delivered or sent:

In the case of the Vendor:	LOO HANSEL Address: 39 Kang Choo Bin Road, Singapore 548316 Email: hanselloo@maintkleen.com
In the case of the Purchaser:	SAPPHIRE UNIVERSE HOLDINGS LIMITED Address: 3/F., 100QRC, 100 Queen's Road Central, Central, Hong Kong Attention: Ms. Carmen Tam Email: carmen.tam@stifg.com

9.11 Any Notice shall be sent by post or delivered by hand or given by courier or by email to the address or email address from time to time designated by such Party, the initial address and email address so designated by each Party are set out in Clause 9.10. Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received sixty (60) hours from the time of posting, if sent by post, or at the time of delivery, if delivered by hand or by messenger, or on the date of successful transmission, if sent by email, provided that the sending party has received a system message indicating successful transmission or has not received a system message within twenty-four (24) hours indicating failure of delivery or return of email.

9.12 If at any time any provision in this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

9.13 This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by executing any such counterpart but the Agreement shall not be effective until each Party has executed at least one counterpart.

9.14 This Agreement and any disputes or claims arising out of or in connection with its subject matter (including non-contractual disputes or claims) are governed by and construed in accordance with the law of Hong Kong, and the Parties hereby submit to the non-exclusive jurisdiction of the courts of Hong Kong in connection herewith but this Agreement may be enforced in any court of competent jurisdiction.

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SCHEDULE 1 – PARTICULARS OF THE COMPANY

Name:	MAINT-KLEEN PTE. LTD.
Company Number:	200210284W
Place of Incorporation:	Singapore
Registered Office:	18 Kaki Bukit Road 3, #04-19 Singapore 415978
Class of Shares:	Ordinary shares
Number of Issued Shares:	1,000,000 ordinary shares
Sole Shareholder:	Loo Hansel
Existing Director:	Loo Hansel – sole director
Directors upon Completion:	Mr. Wong Chee Kwok
	Ms. Lee Kit Yu
	Loo Hansel
Secretary:	Liew Renhao Brandem
Accounting reference date:	31 December
Auditors:	Grandeza PAC

SCHEDULE 2 – WARRANTIES

1. **General**

1.1 The Vendor is of legal age and has full capacity to enter into this Agreement and to exercise his rights and perform his obligations hereunder. This Agreement is a legal, valid and binding agreement on him and is enforceable in accordance with its terms.

1.2 The Vendor's obligations under this Agreement shall at all times constitute direct, unconditional, unsecured, unsubordinated and general obligations of, and shall rank at least pari passu with, all other present and future outstanding unsecured obligations, issued, created or assumed by him.

1.3 The execution, delivery and performance of this Agreement by him does not and shall not violate in any respect any provision of:

(a) any law or regulation or any order or decree of any governmental authority, agency or court of Singapore or Hong Kong; or

(b) any agreement or other undertaking to which he is a party or which is binding upon him or any of his assets, and does not and shall not result in the creation or imposition of any encumbrance on any of his assets pursuant to the provisions of any such agreement or other undertaking.

1.4 All written information given by or on behalf of the Vendor or the Company to the Purchaser or any of its representatives was when given and is now true, complete and accurate in all material respects and not misleading in any material respect.

1.5 The information and particulars in respect of the Company set out in Schedule 1 are true and accurate.

1.6 All information about the Company and the Shares which, if disclosed, may reasonably have been expected to affect the decision of the Purchaser to enter into this Agreement or cause the Purchaser to reduce its assessment of the value of the Shares or cause it to seek additional contractual obligations, has been disclosed to the Purchaser in writing prior to the date of this Agreement.

1.7 The Company does not directly or indirectly hold or beneficially own any equitable, financial, management or other interest in any person (including any company, partnership, unincorporated company or association).

1.8 All information contained in this Agreement and all information provided by the Vendor and/or his advisers to the Purchaser and its advisers in the course of negotiations is complete, accurate and not misleading.

1.9 There are no powers of attorney granted by the Company currently in force. No person is entitled or authorized in any capacity to bind or commit the Company to any obligation.

2. **Shares**

2.1 The Shares were allotted and issued fully paid up to the Vendor in accordance with the constitutional documents of the Company and all relevant laws, and are legally and beneficially owned by the Vendor free from all Encumbrances with good and marketable title.

2.2 The Shares represent the entire issued share capital of the Company.

2.3 No consent of, or filing or registration with, any third party (including any regulatory body) is required by the Vendor or the Company for the sale and purchase of any of the Shares and the performance of this Agreement.

2.4 There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Shares or any part of the issued or unissued share capital of the Company and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing which has not been waived in its entirety or satisfied in full.

2.5 There is no agreement or commitment outstanding which calls for the allotment or issue of, or accords to any person the right to call for the allotment or issue of, any shares or securities in or debentures of the Company.

3. **Compliance**

3.1 The Company has been and remains validly incorporated or established pursuant to the laws of its country of incorporation or establishment. All corporate or other documents required to be filed or registered in respect of the Company with the relevant authorities have been duly filed.

3.2 The Company has kept and maintained and keeps and maintains all statutory registers (including a register of registrable controllers, and if applicable, register of nominee directors) which it is required to maintain under the Companies Act.

3.3 The statutory books and minute books of the Company have been properly written up to date and have been properly kept in accordance with all applicable laws and the Company has not received any application or request for rectification of its registers or books. The minute books of directors' meetings and of shareholders' meetings respectively contain full and accurate records of all resolutions passed by the directors and the shareholders respectively of the Company.

3.4 All shares, debentures or other securities issued or allotted by the Company have been and remain validly issued or allotted in accordance with Singapore laws.

3.5 The Company (and each of its directors in their capacity as such) has at all times prior to Completion complied with its constitutional documents and all applicable legislation and obtained and complied with all necessary licences, consents and other permissions and regulatory or third party approvals (together "**Licences**") relevant to the business of

(including transactions entered into by) the Company (whether in the country in which it is incorporated or elsewhere). All Licences are in full force and effect and have not been revoked nor expired, and there is no circumstance which might invalidate any Licences or render it liable to forfeiture or modification or affect its renewal.

3.6 The Company has at all times conducted its business in accordance with, and has acted in compliance with, all applicable laws and regulations of any relevant jurisdiction (including the Singapore Employment Laws).

3.7 The Company has fully complied with the requirements of all applicable legislation concerning rights in respect of privacy and personal data (including the appointment of a data protection officer under the Personal Data Protection Act 2012).

4. **Accounts and Finance**

4.1 Each of the Accounts:

(a) were prepared in accordance with applicable laws and with generally accepted accounting principles, standards and practices in Singapore at the time they were prepared and on a consistent basis with the audited financial statements of the Company for each of the three financial years ended on the Balance Sheet Date (the "**Previous Accounts**");

(b) are true and accurate;

(c) correctly make or include full provision for any bad and doubtful debts and all established liabilities, make proper and adequate provision for (or contain a note in accordance with good accounting practice respecting) all deferred, disputed or contingent liabilities (whether liquidated or unliquidated) and all capital commitments of the Company as at the date to which the Accounts were prepared (the "**Relevant Date**") and the reserves and provisions (if any) made therein for all Taxation relating to any period on or before the Relevant Date are proper and adequate;

(d) give a true and fair view of the state of affairs and financial and trading positions of the Company at the Relevant Date and of the Company's results for the financial period ended on that date;

(e) include all the assets of the Company as at the Relevant Date at an amount for each asset which does not exceed its net realizable value and the rate of depreciation adopted therein is sufficient for each of the fixed assets of the Company to be written down to nil by the end of their estimated lives;

(f) value stock and work in progress on the basis that slow-moving stock has been written down appropriately, unrecoverable work in progress and redundant and obsolete stock has been wholly written off and the value attributed to the remaining stock and work in progress does not exceed the lower of cost and net realizable value as at the Relevant Date;

(g) adopts the same basis of depreciation in respect of assets as those adopted in the Previous Accounts;

(h) are not adversely affected by any unusual, exceptional, extraordinary or non-recurring items which are not expressly disclosed as such in the Accounts; and

(i) contain full provision for the diminution in value of the Company's properties.

4.2 The accounting and other books and records of the Company are in its possession, have been properly written up and accurately present and reflect in accordance with generally accepted accounting principles and standards all the transactions entered into by the Company or to which the Company has been a party and there are at the date hereof no material inaccuracies or discrepancies of any kind contained or reflected in any of the said books and records, and that at the date hereof they give and reflect a true and fair view of the financial, trading and contractual position of the Company and of its fixed and current and contingent assets and liabilities and debtors and creditors.

4.3 The Company has no present intention to discontinue or write down the value of any assets, investments or business operations, nor is any such write down, in the reasonable opinion of its directors, required.

4.4 The Company has sufficient working capital with which to perform all orders and obligations placed with or undertaken by it before Completion and to carry on its business, in its present form and at its present level of turnover, for the period of twelve (12) months following Completion.

4.5 Except for the Permitted Encumbrances, no guarantee, mortgage, charge, pledge, lien assignment or other security agreement or arrangement has been given by or entered into by the Company or any third party in respect of borrowings or other obligations of the Company.

4.6 The total amount borrowed by the Company does not exceed any limitations on the borrowing powers contained:

(a) in the constitutional documents of the Company; or

(b) in any debenture or other deed or document binding on the Company.

4.7 The Company does not have any outstanding loan capital or has lent any money that has not been repaid and there are no debts owing to the Company other than debts that have arisen in the normal course of business.

4.8 The Company has not:

(a) factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

(b) waived any right of set-off it may have against any third party.

4.9 All debts other than trade receivables (less any provision for bad and doubtful debts)

owing to the Company reflected in the Accounts and all debts subsequently recorded in the books of the Company have either prior to the date of this Agreement been realised or will, within three (3) months after the date of this Agreement, realise in cash their full amount as included in those Accounts or books and none of those debts nor any part of them has been outstanding for more than two (2) months from its due date for payment.

4.10 No Indebtedness of the Company is due and payable and no security over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the Indebtedness having been reached or otherwise. The Company has not received any notice the terms of which have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company.

4.11 The Company has not given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the Indebtedness, or for the default in the performance of any obligation, of any other person.

4.12 The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

5. **Assets, Plant and Equipment**

5.1 All assets of the Company used or owned by or in the possession of the Company (including, without limitation all assets referred to in the Accounts):

(a) are legally and beneficially owned free from any Encumbrance by the Company, save for the Permitted Encumbrances;

(b) are in the possession or under the control of the Company which has good and marketable title thereto; and

(c) save for the Permitted Hire Purchase Vehicles, are not subject to any hire purchase, leasing arrangements or other arrangements of a similar nature.

5.2 All assets owned or used by the Company are in good repair and capable of being used for the purposes for which they were designed, acquired or used by the Company and have throughout their period of ownership by the Company been maintained and serviced in accordance with prudent market practice and are not expected to require replacement or material maintenance expense within twelve (12) months after Completion.

5.3 All title deeds and all other documents necessary to prove title or contractual rights relating to the assets or contractual rights of the Company (including any properties owned by the Company) are in the possession of the Company.

5.4 The Company has not omitted to do anything required or permitted to be done by it necessary for the protection of its respective title to or for the enforcement or the

preservation of any order or priority of any properties or rights owned by it.

5.5 The plant, machinery, vehicles, office and other equipment used by the Company in connection with its business are:

(a) in good working order and have been regularly and properly maintained;

(b) capable, and will continue to be capable, of doing the work for which they were designed; and

(c) not surplus to the current or proposed requirements of the Company.

6. **Taxation**

6.1 The Company has complied with all other relevant legal requirements relating to registration or notification for Taxation purposes.

6.2 The Company has:

(a) paid or accounted for all Taxation (if any) due to be paid or accounted for by it before the date of this Agreement; and

(b) taken all reasonable steps to obtain any repayment of or relief from Taxation available to it.

6.3 The returns which ought to have been made by or in respect of the Company for any Taxation purposes have been made and all such returns have been prepared on a correct and proper basis.

6.4 The Company has retained sufficient funding to cover all Taxation in respect of all periods ending on or before the relevant date of the Accounts for which the Company was then or might at any time thereafter become or have become liable.

7. **Litigation / Arbitration**

Except for the Identified Litigation Cases:

7.1 neither the Company nor any of its directors is a party to any litigation, arbitration, prosecutions, disputes, investigations or to any other legal or contractual proceedings (together "**Proceedings**").

7.2 no Proceedings have been threatened or are pending by or against the Company or any of its directors and there are no facts or circumstances subsisting which might give rise to such Proceedings.

7.3 there are no unfulfilled or unsatisfied judgments or court orders against the Company or any of its directors.

8. **Transactions after Balance Sheet Date**

Since the Balance Sheet Date, the Company has carried on its business in the ordinary course so as to maintain the same as a going concern and has not:

(a) issued or repaid or agreed to issue or repay any share or loan capital;

(b) declared, made or paid any dividends or made any other distribution out of profits, reserves or capital and no loans or loan capital has been repaid in whole or in part;

(c) engaged in, or entered into, any business activities or transactions which are either outside its ordinary course of day-to-day trading operations or which have not been entered into for full value, on normal commercial terms and on an arm's length basis;

(d) depleted its assets by any unlawful act on the part of any person;

(e) undertaken or authorized any capital commitments with an aggregate value an excess of SGD10,000;

(f) committed any breach which would entitle any third party (with or without the giving of notice) to call for the repayment of Indebtedness prior to its normal maturity date:

(g) increased, or agreed to increase, the remuneration (including bonuses) payable to any director or employee except for their normal salary increment; or

(h) realized any book debts for less than their face amount, and no indication has been received that any debt now owing to the Company may not be recovered in full;

(i) has been affected by any abnormal factor in any material respect;

(j) materially defaulted in any of its contractual obligations; or

(k) suffered any material adverse change in its turnover or financial or trading position.

9. **Contracts and Commitments**

9.1 The Company is not in breach of any deed, agreement or undertaking to which it is a party, nor does it have any outstanding actual or contingent liability in respect of any previous deeds, agreements or undertakings to which it has been a party.

9.2 There is no invalidity of, or ground for determination, recession, avoidance or repudiation, of any agreement to the Company is a party.

9.3 In relation to all agreements to which the Company is a party (the "**Business Agreements**"):

(a) each Business Agreement is valid, binding and legally enforceable against the parties thereto in accordance with its terms;

(b) no party to any Business Agreement is in breach of any of the terms thereof; and

(c) all approvals or consents required from any regulatory authorities or third parties in connection with the Business Agreements have been obtained and remain current.

9.4 The Company is not a party to or has any liability in respect of:

(a) any contracts which are unusual or of a long-term nature (i.e. more than one year) or involving or which may involve obligations on it of a nature or magnitude calling for special mention or which cannot be fulfilled or performed profitably, or on time, or without undue or unusual expenditure of money or effort;

(b) any agreement entered into otherwise than by way of bargain at arm's length;

(c) any arrangements (contractual or otherwise) which may be terminated or prejudicially affected as a result of the sale of the Shares or of compliance with any other provision of this Agreement;

(d) any contract with any director or Affiliate of the Company or any shareholder of the Company or any of their Affiliates;

(e) any management, agency, joint venture, partnership or similar agreements;

(f) any mortgages, debentures, charges, rights of security or third-party rights of any kind whatsoever over any of the assets of the Company, save for the Permitted Encumbrances;

(g) save for the Permitted Indebtedness, any loan agreement, overdraft facility, guarantee, indemnity or letter of credit or leasing, hiring, hire purchase, credit sale or conditional sale agreement;

(h) save for the Permitted Indebtedness, any agreement to factor its debts or otherwise engage in financing of a type which would not require to be shown or reflected in the Accounts;

(i) any contract or commitment involving, or likely to involve, obligations or expenditure of an unusual or exceptional nature or magnitude;

(j) any agreement which restricts its freedom to carry on any business in any part of the world in such manner as it thinks fit or its ability to disclose or use the information in its possession;

(k) any outstanding offer or agreement which is likely to result in the Company incurring a loss in fulfilling its obligations thereunder;

(l) any guarantee, warranty, or representation, in respect of goods or services supplied or contracted to be supplied by it or any liability or obligation that would apply after any such goods or services had been supplied by it;

(m) any agreement which cannot be terminated by it without payment of compensation by less than ninety (90) days' notice, or which imposes any obligation to be performed by it more than one hundred and eighty (180) days from the date of the agreement;

(n) any agreement to which the Vendor or their Affiliates is a party and which requires to be assigned to or vested in the Company to enable the Company to carry on its business or enjoy the rights to the same extent as carried on or enjoyed prior to the date of this Agreement;

(o) any contract or arrangement for the sharing of profits with any other person or for the payment to any other person of any sum dependent on the profits of the Company; or

(p) any powers of attorney or other authorities (express or implied) which are still outstanding or effective to or in favour of any person to enter into any contract or commitment or to do anything on its behalf.

9.5 There are no agreements or arrangements to which the Company is subject that involve obligations or liabilities that ought reasonably to be made known to the Purchaser.

9.6 In the twelve (12) months ending with the date of this Agreement, neither the business of the Company has been materially affected in an adverse manner as a result of any one or more of the following things happening to the Company:

(a) the loss of any of its customers or suppliers; or

(b) a reduction in trade with its customers or in the extent to which it is supplied by any of its suppliers; or

(c) a change in the terms on which it trades with or is supplied by any of its customers or suppliers.

9.7 No one or more of the things mentioned in paragraph 9.6 of this Schedule is likely to happen to the extent that the business of the Company will be materially affected in an adverse manner.

10. **Employees**

10.1 All contracts of service to which the Company is a party can be terminated by it without payment of compensation (save as provided by legislation) by not more than

two (2) months' notice;

10.2 The Company is not a party to or does not have:

(a) any agreement, arrangement or scheme (whether or not legally enforceable) for any payment in connection with retirement, death or disability to any person who is or has been a director, officer, or employee of the Company or a relative or dependant of such a person;

(b) any loan to, or guarantee in respect of the obligations of, any past or present employee, officer or director of the Company;

(c) any collective bargaining or procedural or other agreement with any trades union or similar association; or

(d) any obligations or ex-gratia arrangements to pay pensions, gratuities, retirement annuities, benefits, periodical sums, taxes, levies, contributions or any other form of compensation (for any reason whatsoever including unfair or wrongful dismissal) to any past or present employee or any other.

10.3 All schemes or plans for the provision of benefits to employees of the Company comply in all respects with all applicable legislation, all necessary consents and approvals in relation to such schemes and plans have been obtained and remain in full force and effect, and the Company has complied fully with its obligations in respect of such scheme or plans and such schemes or plans have sufficient funds to meet all actual or contingent claims.

10.4 No present employee of the Company or other individual whose services are provided for the Company has given or received notice of termination of his employment or engagement.

10.5 No offer of employment has been made by the Company to any individual which has not yet been accepted or which has been accepted but where the individual's employment has not yet started or to any individual without work permit duly issued by the applicable authority in Singapore.

10.6 The acquisition of the Shares by the Purchaser or compliance with the terms of this Agreement will not entitle any directors, officers or senior employees of any of the Company to terminate their employment or receive any payment or other benefit.

10.7 The Company has not incurred any actual or contingent liability in connection with any termination of employment of its employees (including redundancy payments), or for failure to comply with any order for the reinstatement or re-engagement of any employee.

10.8 In respect of each employee, the Company has:

(a) performed all obligations and duties it is required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, applicable legislation or otherwise;

(b) complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not); and

(c) maintained adequate, suitable and up to date records.

10.9 No employee is subject to a current disciplinary warning or procedure.

10.10 The Company is not involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union or other group or organisation representing employees and there is nothing likely to give rise to such a dispute or claim.

10.11 Each employee is allowed to work in Singapore under the applicable laws and all work permits issued to any foreign employees are in full force and effect and there is no circumstance which might invalidate any of such permits or render it liable to forfeiture or modification or affect its renewal.

11. **Solvency**

11.1 The Company is solvent and able to pay its debts as they fall due and has assets of greater value than its liabilities.

11.2 No order has been made or petition presented or resolution passed for the winding up of the Company, nor has any distress, execution or other process been levied against the Company or action taken to repossess goods in the possession of the Company.

11.3 No steps have been taken for the appointment of an administrator or receiver of any part of the Company's property and the Company has not made or proposed any arrangement or composition with its creditors or any class of its creditors.

11.4 No floating charge created by the Company has crystallized and there are no circumstances likely to cause such a floating charge to crystallize.

11.5 The Company is not a party to any transaction which could be avoided in a winding up.

12. **Insurance**

12.1 The Company has effected and maintains valid policies of insurance in an amount and to the extent (including third party liability) that is prudent to do so in the business carried on by it. All premiums due in respect of such policies of insurance have been paid in full and all other material conditions of the policies have been performed and observed in full. Nothing has been done or omitted to be done whereby any of the policies has or may become void or voidable and none of the policies are subject to any special or unusual terms or restrictions or to the payment of any premium in excess of a fair market rate.

12.2 No claim is outstanding either by the insurer or the insured under any of the said

policies and no claim against the Company by any third party is outstanding in respect of any risk covered by any of the policies or by any policy previously held by the Company.

12.3 The Company is not aware of any circumstances which would or might entitle the Company to make a claim under any of the policies or which would or might be required under any of the policies to be notified to the insurers.

13. **Premises**

In respect of the Company:

(a) it has the right to the full use, occupation and enjoyment of all the premises currently used or occupied by it (the "**Premises**"), written valid and subsisting tenancy agreements or leases with the Company exist for each of the Premises, all legislation and government rules, regulations, by-laws and orders in the jurisdictions in which the Premises are located and relevant to the use and occupation of the Premises by the Company, whether of a national or a local nature, have been complied with in full and all government consents and approvals have been obtained;

(b) in respect of any tenancy agreements or leases relating to the Premises, such agreements or leases contain provisions commonly included for the protection of the tenant, do not contain any unusually onerous covenants or obligations on the part of the tenant, all variations have been provided to the Purchaser and the Company has performed all covenants (including the payment of any rents or licence fees), obligations and restrictions therein required to be performed by it;

(c) there are no rights, interests, covenants, conditions, restrictions, exceptions, reservations, licences, easements, agreements, claims or any other matters or things which may adversely affect its use, occupation and enjoyment of the Premises for the purpose of the business now being carried on at the Premises by it;

(d) there are no disputes or outstanding or expected notices (whether given by a lessor, a licensor, a governmental authority or any other person) affecting the Company's continuing use of the Premises, there are no rights for a lessor to vary the terms of or to terminate a tenancy agreement or lease and there are no circumstances (including the proposed sale of the Shares) which would entitle or require a lessor, a licensor or any other person to exercise any power of entry upon or to take possession of the Premises or which could otherwise restrict or terminate the continued possession and occupation thereof;

(e) the Premises are in good and substantial repair and condition and no flooding, subsidence or other defect of any kind adversely affects or has adversely affected the Premises;

(f) no tenancy agreement or lease of any Premises expires within twelve (12) months of the date of this Agreement.

14. **Intellectual Property**

14.1 All intellectual property registered in the name of the Company or used or required to be used or developed or represented as being developed, owned or used by the Company (excluding software used in day to day office administration applications) is beneficially owned by the Company, is not subject to any agreements or licences limiting the Company's rights to use the same, is not subject to any claims from any persons (including employees), is valid and subsisting and the Company is free to use, licence, sell or otherwise deal with such intellectual property without restriction in such manner as it sees fit; and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

(a) all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

(b) all confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential and has not been disclosed to third parties;

(c) no mark, trade name or domain name identical or similar to any such rights has been registered or is being used by any person in the same or a similar business to that of the Company, in any country in which the Company has registered or is using that mark, trade name or domain name; and

(d) there are and have been no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

14.2 In respect of all agreements and licences for the use by the Company of intellectual property which is not beneficially owned by the Company (the "**IP Licences**"):

(a) the IP Licences are valid and subsisting, require payment of only a nominal fee and are not restricted in any way;

(b) the Company is not in breach of any of the provisions of the IP Licences; and

(c) the licensor or grantor of the rights to the Company under the IP Licences has the right to license such rights to the Company.

14.3 The use by the Company of the intellectual property referred to in paragraphs 14.1 and 14.2 above does not breach the intellectual property rights of any third party.

14.4 The Company is the beneficial owner of the databases previously and currently used for the purposes of the business of the Company and has the right freely to use and exploit such databases. The Company is not subject to any agreements, licences, laws, decrees or orders restricting its right use or exploit those databases in each jurisdiction in which those databases are used and/or exploited nor is it subject to any claims from any third parties or employees or others in relation to such use or exploitation.

14.5 The definitions in this paragraph apply in this Agreement:

IT System: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company.

IT Contracts: all arrangements and agreements under which any third party provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements.

14.6 Save to the extent provided in the IT Contracts, the Company is the owner of the IT System free from Encumbrances. The Company has obtained all necessary rights from third parties to enable them to make exclusive and unrestricted use of the IT System.

14.7 The IT Contracts are valid and binding and no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

14.8 There are and have been no claims, disputes or proceedings arising or threatened under any IT Contracts.

14.9 None of the IT Contracts are liable to be terminated or otherwise materially affected by a change of control of the Company, and there is no reason to believe that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.

14.10 The Company has possession or control of the source code of all software in the IT System, or have the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant software and reputable deposit agents.

14.11 The elements of the IT System:

(a) are functioning properly and in accordance with all applicable specifications;

(b) are not defective in any respect and have not been materially defective or materially failed to function during the last three (3) years;

(c) do not contain any software virus and have not within the last twelve (12) months been infected by any software virus or accessed by any authorized person;

(d) have sufficient capacity and performance to meet the current and foreseeable business requirements of the Company;

(e) include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT System without the need for further assistance; and

(f) have been satisfactorily and regularly maintained and the IT System has the benefit of appropriate maintenance and support agreements.

14.12 The Company has implemented appropriate procedures (including in relation to off-site working where applicable) for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

14.13 The Company has in place a disaster recovery plan which is fully documented and would enable the business of the Company to continue if there were significant damage to or destruction of some or all of the IT System.

14.14 The performance and functionality of the IT System (and any other equipment and systems owned or used by the Company which depend on date-programmed control devices) has not been affected and will be unaffected by any changes in dates (past, present or future). In particular:

(a) no value for a current date has caused or will cause any interruption in operation;

(b) date-based functionality has behaved and will behave consistently for all dates;

(c) in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

(d) all leap years (that is, a year occurring once in four, with 366 days) will be authorized as such.

14.15 The IT System is capable of:

(a) performing its functions in multiple currencies;

(b) displaying and printing the generally accepted symbols for any currency; and

(c) processing the generally accepted codes for any currency.

15. **Miscellaneous**

15.1 The Company has not itself nor vicariously:

(a) entered into any transaction which is or may be unenforceable by reason of the transaction being voidable at the instance of any other party or ultra vires, void or illegal; or

(b) omitted to do anything required or permitted to be done by it necessary for the protection of its respective title to or for the enforcement or the preservation of any order or priority of any properties or rights owned by it.

15.2 Neither the acquisition of the Shares by the Purchaser nor compliance with the terms of this Agreement will:

(a) cause the Company to lose the benefit of any right or privilege it presently enjoys; or

(b) relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any right in respect of, the Company; or

(c) entitle any person to receive from the Company any finder's fee, brokerage or other commission in connection with the purchase of the Shares by the Purchaser; or

(d) entitle any person to acquire, or affect the entitlement of any person to acquire, any Shares; or

(e) result in any customer or supplier being entitled to cease dealing with the Company or to reduce substantially its existing level of business or to change the terms on which it deals with the Company; or

(f) result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition; or

(g) result in the loss or impairment of or any default under any licence, authorization or consent required by the Company for the purposes of its business; or

(h) result in the creation, imposition, crystallization or enforcement of any Encumbrance on any of the assets of the Company; or

(i) result in any present or future Indebtedness of the Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Company being withdrawn.

IN WITNESS WHEREOF this Agreement has been executed by the Parties or their duly authorized representatives on the date first above written.

Signed by)
LOO HANSEL)
)
in the presence of : Vernon Kwele)

Signed by LO KIN WAI)
for and on behalf of)
SAPPHIRE UNIVERSE HOLDINGS)
LIMITED)
)
in the presence of : LEE KM YU)